Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
November 5, 2014

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS YEAR TO DATE 2014, THIRD QUARTER 2014 RESULTS AND 2015 GUIDANCE

Summary for the Nine Months Ended September 30, 2014 vs. 2013

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported net income of $21.1 million, or $0.42 per diluted share, for the nine months ended September 30, 2014 compared to net loss of $100.5 million, or $2.01 per diluted share, for the same period of 2013. The 2013 results included a $101.6 million, or $2.04 per share, non-cash charge for goodwill impairment.

Net operating income (loss), a non-GAAP measure the Company defines as net income (loss) excluding after-tax realized gains and losses, was $15.1 million or $0.30 per diluted share, for the nine months ended September 30, 2014 compared to net operating loss of $103.1 million, or $2.07 per diluted share, for the nine months ended September 30, 2013.

The GAAP combined ratio improved by 4.6 percentage points to 102.1% for the nine months ended September 30, 2014 from 106.7% for the same period of 2013. This improvement reflects the continued stabilization of reserves, improved current accident year loss experience and earned rate increases in excess of loss ratio trends, which was partially offset by a higher expense ratio.

Commenting on the results, Robert S. Cubbin, President and Chief Executive Officer, stated: “We are pleased with our progress and continued stabilization in our overall loss reserves. We have continued to exercise discipline in writing only business that we believe meets our profitability targets. We have also obtained rate increases in excess of loss cost trends. Our results reflect the positive impact of our actions to improve our underwriting performance and drive overall profitability as reflected by the improvement in our loss ratio. We remain focused on improving our risk profile, stabilizing our loss reserves and strengthening our capital position, while at the same time identifying opportunities to reduce our expense ratio going forward.”

During 2014, the Company’s book value per share increased 7.8% to $8.94 compared to December 31, 2013 book value per share of $8.29. Tangible book value per share increased 8.7% to $8.35 per share from $7.68 at December 31, 2013.

Commenting on the Company’s financial position, Robert S. Cubbin, President and Chief Executive Officer, commented: “Our balance sheet remains strong and has improved steadily during 2014. Tangible book value per share is up 8.7% to $8.35 per share, and we have reduced our gross and net premium leverage ratios. With this balance sheet strength, we are well positioned for future success.”

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The year to date 2014 results include modest pre-tax favorable prior year loss reserve development of $1.0 million, or 0.2 percentage points of the loss and LAE ratio.

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 65.6% for the nine months ended September 30, 2014, compared to 68.7% for the nine months ended September 30, 2013. Excluding the impact of the previously discontinued quota share surplus relief treaty, the year to date accident year loss and LAE ratio was 65.0% for the first nine months of 2014 compared to 65.7% for the comparable period in 2013. The improvement reflects the positive impact of rate increases in excess of loss cost trends. The 2014 accident year results also reflect a more conservative selected loss ratio within the standard actuarial methods, in consideration of the inherent risks associated with a less mature accident year.

The expense ratio was 36.7% for the nine months ended September 30, 2014 compared to 31.0% for the comparable period in 2013. Excluding the impact of the quota share surplus relief treaty, the year to date expense ratio was 37.0% for the first nine months of 2014 compared to 32.7% for the comparable period in 2013. This increase primarily reflects: 1) the cost associated with the use of an unaffiliated “A” rated insurance company for policy issuance, which added 2.0 percentage points; 2) a shift in the mix of business toward business with a higher average commission rate; 3) an increase in ceded reinsurance premium relating to a reinstatement premium on one program; 4) the deleveraging impact of the anticipated reduction in earned premium associated with the Company’s efforts to terminate and run-off unprofitable business; and 5) a one-time restructuring charge which added 0.3 percentage points.

The year to date 2014 gross written premium was $578.5 million, compared to $758.8 million in the same period of 2013. The expected decline in premium is attributable to the termination of, or the reduction of premium in, certain programs for which pricing and underwriting risk did not meet the Company’s targets, and was partially offset by an overall year to date 6.8% written rate increase.

Commenting further on the 2014 third quarter results, Mr. Cubbin, stated, “We have benefited from the continued loyalty of our production partners. This loyalty has resulted in our ability to stabilize our future premium flow, secure additional rate increases where needed and continue to see new business in mature, proven programs. While we remain committed to and have been exploring potential strategic options, we have not currently identified any that would be in our shareholders’ best interests.”

Pre-tax profit from net commissions and fee revenue was $8.2 million for the nine months ended September 30, 2014 compared to $9.7 million for the nine months ended September 30, 2013. The decrease was primarily driven by competitive market conditions in the Massachusetts and Minnesota self-insured groups’ business.

Year to date 2014 general corporate expenses were $4.4 million as compared to $3.3 million in the prior year period, which is primarily related to professional service fees incurred in 2014.

Total expenses for the nine months ended September 30, 2013 include a pre-tax non-cash goodwill impairment charge of $115.4 million.

Interest expense for the first nine months of 2014 was $10.4 million as compared to $9.4 million in the comparable period in 2013. The increase reflects the cash convertible senior notes that were issued on March 18, 2013, as the 2014 results include nine months of interest expense compared to the 2013 results that include approximately 6.5 months of interest expense.

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Summary for the Three Months Ended September 30, 2014 vs. 2013

Meadowbrook reported third quarter 2014 net income of $5.0 million, or $0.09 per diluted share, compared to net income of $5.5 million, or $0.11 per diluted share, for the same period of 2013.

Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, was $3.0 million or $0.06 per diluted share, for the third quarter 2014 compared to net operating income of $5.1 million, or $0.10 per diluted share, for the third quarter 2013.

The GAAP combined ratio was 103.5% in the third quarter 2014 compared to 103.0% in the same period of 2013. The increase reflects an increase in the expense ratio, which was partially offset by an improvement in the loss and LAE ratio and the elimination of the quota share surplus relief treaty agreement.

The third quarter 2014 results include modest pre-tax favorable prior year loss reserve development of $0.2 million, or 0.2 percentage points of the loss and LAE ratio.

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, improved 3.1 percentage points to 66.1% for the third quarter 2014, compared to 69.2% in the third quarter of 2013. The third quarter 2014 accident year loss and LAE ratio was not impacted by the quota share agreement. Excluding the quota share agreement, the accident year loss and LAE ratio was 64.8% in 2013. On a quarter to date basis, the accident year loss and LAE ratio can fluctuate from quarter to quarter as the ratio is evaluated on an inception to date basis and adjusted quarterly. In third quarter of 2013, the accident year loss and LAE ratio on quarter to date basis was 64.8% and on a year to date basis was 65.7%. As of December 31, 2013, the 2013 accident year loss and LAE ratio on a year to date basis was estimated at 66.5%. For comparative purposes, the year to date 2014 accident year loss and LAE ratio of 65.0% shows an improvement over the 66.5% at year-end 2013.

The expense ratio was 37.6% for the third quarter 2014 compared to 30.0% in the third quarter of 2013. Excluding the quota share agreement, the expense ratio was 33.4% in 2013. The third quarter 2014 expense ratio was not impacted by the quota share agreement. The increase in the 2014 expense ratio reflects: 1) the cost associated with the use of an unaffiliated “A” rated insurance company for policy issuance, which added 1.9 percentage points; 2) a shift in the mix of business toward business that has a higher average commission rate; 3) a reduction in ceding commissions related to a planned reduction in a program; 4) an increase in ceded reinsurance costs relating to a reinstatement premium on an isolated program; and 5) the deleveraging impact of the anticipated reduction in earned premium associated with the Company’s efforts to terminate and run-off unprofitable business.

The third quarter 2014 gross written premium was $198.0 million, compared to $257.0 million in the same period of 2013. The decline in premium, as expected, is attributable to the termination of, or the reduction of premium in, certain programs for which pricing and/or underwriting risk did not meet the Company’s targets, which was partially offset by an overall 6.8% written rate increase for the nine months of 2014.

Pre-tax profit from net commissions and fee revenue for the third quarter was $2.0 million for 2014 compared to $3.4 million in 2013. The decrease in comparable margin was primarily due to the previously mentioned reallocation of corporate overhead costs to insurance company operations that shifted 2013 expenses from general, selling & administrative expenses to policy acquisition and other underwriting expenses. The decrease was also driven by competitive market conditions in the Massachusetts and Minnesota self-insured groups’ business which lowered revenue.

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Third quarter 2014 general corporate expenses were $1.4 million as compared to $1.0 million in the prior year period, which is primarily related to increased professional service fees incurred in 2014.

2014 Guidance Updated & 2015 Guidance Provided

Based upon the results in the quarter and for the nine months ended September 2014, management expects the full year 2014 gross written premium to be between $715 million and $725 million. Management also expects to generate net operating income between $20.0 million and $22.5 million, or net operating income per share between $0.40 and $0.45 per share for the year ended December 31, 2014. Management also expects the 2014 full year combined ratio to be between 101% and 102%.

For 2015, management expects gross written premium to grow to be between $750 million and $775 million. Management also expects to generate net operating income between $25.0 million and $30.0 million, or net operating income per share between $0.50 and $0.60 during this period. Management also expects a combined ratio between 99% and 100%.

Commenting on the expectations for 2015, Mr. Cubbin stated: “We believe our strong balance sheet will position us for success in 2015 as our premium to surplus ratios and our reserve position have remained stable throughout 2014. We are continuing to see improvement in our current accident year loss and LAE ratio and expect these improvements to continue. We continue to look at alternative means to limit the need for an unaffiliated “A” rated insurance company to issue policies in areas of our business that are rating-sensitive. We are committed to solidifying our underwriting profitability and exploring strategic alternatives designed to maximize shareholder value.”

Other Matters

Dividends:
On October 31, 2014, the Board of Directors declared a quarterly dividend of $0.02 per share payable on December 3, 2014 to shareholders of record as of November 20, 2014.

Debt to Equity Ratio:
At September 30, 2014, Meadowbrook’s debt-to-equity ratio, excluding the Debentures and the drawdown of $30.0 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility, was 27.3% compared to 31.6% at December 31, 2013. The Company carried $30.5 million and $30.4 million of high quality fixed income securities to match the maturity of the FHLB credit facility at September 30, 2014 and December 31, 2013, respectively. Including the Debentures and the FHLB credit facility the Company’s debt-to-equity ratio as of September 30, 2014 was 52.1% compared to 58.5% at December 31, 2013.

Investment Portfolio:
At September 30, 2014, average pre-tax book yield, excluding cash and cash equivalents was 2.9%, compared to 3.0% at December 31, 2013. The tax-equivalent yield, excluding cash and cash equivalents was 3.6% at September 30, 2014 and 3.7% at December 31, 2013. The tax adjusted effective duration of the fixed income portfolio was 4.0 and 4.4 years at September 30, 2014 and December 31, 2013, respectively.

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Shareholders’ Equity:
Shareholders’ equity was $448.1 million, or $8.94 per common share, at September 30, 2014, compared to $413.4 million, or $8.29 per common share, at December 31, 2013. The 7.8% increase was primarily driven by the net income for the nine months ended September 30, 2014 of $0.42 per share and an increase in net unrealized gains on available for sale securities of $0.32 per common share. Tangible book value per share increased 8.7% to $8.35 at September 30, 2014, from $7.68 at December 31, 2013

Statutory Surplus:
At September 30, 2014, the combined statutory surplus increased $6.6 million or 1.4% to $494.8 million, compared to $488.2 million at December 31, 2013. During the third quarter of 2014, the Insurance Company Subsidiaries paid $20.0 million of ordinary dividends to the Company.

Premium Leverage Ratios: As of September 30, 2014, on a trailing twelve month statutory combined basis, the gross and net premium leverage ratios were 1.5 to 1.0 and 1.2 to 1.0, respectively, down from 1.9 to 1.0 and 1.4 to 1.0 at December 31, 2013.

Cash Flows from Operations:
For the three months ended September 30, 2014, cash flows generated from operating activities were $9.7 million, compared to $20.4 million for the three months ended September 30, 2013. The decrease in operating cash flows primarily reflects the lower premium volumes in the current year. The Company matches the duration of invested assets with reserves and continues to have the intent and ability to hold investments to maturity.

For the nine months ended September 30, 2014, cash flows used in operating activities were $3.2 million, compared to $18.9 million for the nine months ended September 30, 2013. The decrease in operating cash flows primarily reflects the lower premium volumes in the current year.

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Non-GAAP Measures

Statutory Surplus

Statutory surplus is a non-GAAP measure with the most directly comparable financial GAAP measure being shareholders’ equity. The following is a reconciliation of statutory surplus to shareholders’ equity as of September 30, 2014 and December 31, 2013:

Meadowbrook Insurance Group, Inc.
Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Period Ending: September 30, 2014
(in thousands)

Statutory Consolidated Surplus		$494,758

Statutory to GAAP differences:
Deferred policy acquisition costs	65,128
Other	5,535

Total Statutory to GAAP differences		70,663

Total Non-Regulated Entities (1)		(117,317)

GAAP Consolidated Shareholders' Equity		$448,104

(1) Total includes $80,930 of debentures and $152,373 of debt

Meadowbrook Insurance Group, Inc.
Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Period Ending: December 31, 2013
(in thousands)

Statutory Consolidated Surplus		$488,220

Statutory to GAAP differences:
Deferred policy acquisition costs	62,773
Other	(10,904)

Total Statutory to GAAP differences		51,869

Total Non-Regulated Entities (2)		(126,676)

GAAP Consolidated Shareholders' Equity		$413,413

(2) Total includes $80,930 of debentures and $160,723 of debt

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Net Operating Income (Loss) and Net Operating Income (Loss) Per Share

Net operating income (loss) and net operating income (loss) per share are non-GAAP measures that represent net income (loss) excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income (loss) and net operating income (loss) per share are net income (loss) and net income (loss) per share, respectively. Net operating income (loss) and net operating income (loss) per share are intended as supplemental information and are not meant to replace net income (loss) or net income (loss) per share. Net operating income (loss) and net operating income (loss) per share should be read in conjunction with our GAAP financial results. The following is a reconciliation of net operating income (loss) to net income (loss), as well as net operating income (loss) per share to net income (loss) per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)		(In thousands, except share and per share data)
Net operating income (loss)	$3,034	$5,077	$15,073	$(103,136)
Net realized gains, net of tax	1,933	439	6,014	2,676
Net income (loss)	$4,967	$5,516	$21,087	$(100,460)

Diluted earnings (losses) per common share:
Net operating income (loss)	$0.06	$0.10	$0.30	$(2.07)
Net income (loss)	$0.09	$0.11	$0.42	$(2.01)
Diluted weighted average common shares outstanding	50,092,755	49,933,540	50,054,031	49,866,326

Management uses net operating income (loss) and net operating income (loss) per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Accordingly, net operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from the Company’s ongoing business operations and the underlying profitability of the Company’s business. Accordingly, management believes it is useful for investors to evaluate net operating income and net operating income per share, along with net income and net income per share when reviewing and evaluating Meadowbrook’s performance.

Combined Ratio

The combined loss and expense ratio (or combined ratio), expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty insurance business. The combined ratio is a statutory (non-GAAP) accounting measurement, which represents the sum of (i) the ratio of losses and loss expenses to premiums earned (loss ratio), plus (ii) the ratio of underwriting expenses to premiums written (expense ratio). The combined ratios above have been modified to reflect GAAP accounting, as we evaluate the performance of our underwriting operations using the GAAP combined ratio. Specifically, the GAAP combined ratio is the sum of the loss ratio, plus the ratio of GAAP underwriting expenses (which include the change in deferred policy acquisition costs) to premiums earned (expense ratio). When the combined ratio is under 100%, underwriting results are generally considered profitable; when the combined ratio is over 100%, underwriting results are generally considered unprofitable.

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The accident year combined ratio is a non-GAAP measure that excludes changes in net ultimate loss estimates from prior accident year loss reserves. The accident year combined ratio provides us with an assessment of the specific policy year’s profitability (which matches policy pricing with related losses) and assists us in our evaluation of product pricing levels and quality of business written. We use accident year combined ratio as one component to assess the Company's current year performance and as a measure to evaluate, and if necessary, adjust current year pricing and underwriting. The following is a reconciliation of the accident year combined ratio to the GAAP combined ratio:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Accident year combined ratio	103.7%	99.2%	102.3%	99.7%
Increase (decrease) in net ultimate loss estimates on prior year loss reserves	(0.2%)	3.8%	(0.2%)	7.0%
GAAP combined ratio	103.5%	103.0%	102.1%	106.7%

We believe the accident year combined ratio provides investors with valuable information for comparison to historical trends and current industry estimates. We also believe that it is useful for investors to evaluate the accident year combined ratio and GAAP combined ratio separately when reviewing and evaluating our performance.

Conference Call

Meadowbrook’s 2014 third quarter results will be discussed by management in more detail on Thursday, November 6, 2014 at 9:00 a.m. ET.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call. Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through November 20, 2014 by dialing 1-877-660-6853 and referring to conference ID #13592208. The webcast will be archived and available for replay through February 6, 2015.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

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Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These factors and risks include, but are not limited to: actual loss and loss adjustment expenses exceeding our reserve estimates; competitive pressures in our business; the failure of any of the loss limitation methods we employ; a failure of additional capital to be available or only available on unfavorable terms; our geographic concentration and the business and economic conditions, natural perils, man- made perils, and regulatory conditions within our most concentrated region; our ability to appropriately price the risks we underwrite; goodwill impairment risk employed as part of our growth strategy; efforts with regard to the review of strategic alternatives; actions taken by regulators, rating agencies or lenders, including the impact of the downgrade by A.M. Best of the Company’s insurance company subsidiaries’ financial strength rating, the lowering of the outlook of this rating from “stable” to “negative”, A.M. Best’s downgrade of our issuer credit rating and any other future action by A.M. Best with respect to such rating; increased risks or reduction in the level of our underwriting commitments due to market conditions; a failure of our reinsurers to pay losses in a timely fashion, or at all; interest rate changes; continued difficult conditions in the global capital markets and the economy generally; market and credit risks affecting our investment portfolio; liquidity requirements forcing us to sell our investments; a failure to introduce new products or services to keep pace with advances in technology; the new federal financial regulatory reform; our holding company structure and regulatory constraints restricting dividends or other distributions by our insurance company subsidiaries; minimum capital and surplus requirements imposed on our insurance company subsidiaries; acquisitions and integration of acquired businesses resulting in operating difficulties, which may prevent us from achieving the expected benefits; our reliance upon producers, which subjects us to their credit risk; loss of one of our core selected producers; our dependence on the continued services and performance of our senior management and other key personnel; our reliance on our information technology and telecommunications systems; managing technology initiatives and obtaining the efficiencies anticipated with technology implementation; a failure in our internal controls; the cyclical nature of the property and casualty insurance industry; severe weather conditions and other catastrophes; the effects of litigation, including the previously disclosed class action litigation or any similar litigation which may be filed in the future; state regulation; assessments imposed upon our insurance company subsidiaries to provide funds for failing insurance companies; and other risks identified in the Company’s reports filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	SEPTEMBER 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2014	2013

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,693,116	$1,667,804
Premium and agents balances	188,995	214,144
Reinsurance recoverable	546,237	519,884
Deferred policy acquisition costs	65,128	62,773
Prepaid reinsurance premiums	34,620	63,908
Goodwill	6,857	5,644
Other assets	204,480	227,685

Total Assets	$2,739,433	$2,761,842

LIABILITIES
Loss and loss adjustment expense reserves	$1,616,674	$1,616,521
Unearned premium reserves	302,569	354,367
Debt (1)	152,373	160,723
Debentures	80,930	80,930
Other liabilities	138,783	135,888
Total Liabilities	2,291,329	2,348,429

SHAREHOLDERS' EQUITY
Common shareholders' equity	448,104	413,413

Total Liabilities & Shareholders' Equity	$2,739,433	$2,761,842

Book value per common share	$8.94	$8.29

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$8.30	$7.96

Tangible book value per common share	$8.35	$7.68

(1) Includes $30.0 million drawdown on the Federal Home Loan Bank ("FHLB") credit facility, under which the Company carried $30.5 million and $30.4 million of high quality fixed income securities that match the maturity of the FHLB credit facility at September 30, 2014 and December 31, 2013, respectively.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE NINE MONTHS
Share & Per Share Data)	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,

SUMMARY DATA	2014	2013	2014	2013

Gross written premiums	$198,039	$257,028	$578,477	$758,779
Net written premiums	157,308	185,858	465,901	547,228

REVENUES
Net earned premiums	$161,749	$181,056	$488,411	$527,425
Net commissions and fees	11,960	10,458	33,349	28,631
Net investment income	11,087	11,695	33,557	34,603
Net realized gains	2,973	675	9,252	3,860
Total Revenues	187,769	203,884	564,569	594,519

EXPENSES
Net losses and loss adjustment expenses	106,658	132,247	319,508	399,434
Policy acquisition and other underwriting expenses	60,816	54,228	179,373	163,283
General selling and administrative expenses	9,949	7,026	25,196	18,950
General corporate expenses	1,372	1,025	4,420	3,301
Amortization expense	1,011	1,037	2,959	3,146
Goodwill impairment expense	-	-	-	115,397
Interest expense	3,506	3,581	10,440	9,431
Total Expenses	183,312	199,144	541,896	712,942

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	4,457	4,740	22,673	(118,423)
Income tax expense (benefit)	445	356	4,474	(15,412)
Equity earnings of affiliates, net of tax	953	1,164	2,870	2,547
Equity earnings (loss) of unconsolidated subsidiaries, net of tax	2	(32)	18	4
NET INCOME (LOSS)	$4,967	$5,516	$21,087	$(100,460)

Less: Net realized gains, net of tax	1,933	439	6,014	2,676

NET OPERATING INCOME (LOSS) (1)	$3,034	$5,077	$15,073	$(103,136)

Diluted earnings (losses) per common share
Net income (loss)	$0.09	$0.11	$0.42	$(2.01)
Net operating income (loss)	$0.06	$0.10	$0.30	$(2.07)
Diluted weighted average common shares outstanding	50,092,755	49,933,540	50,054,031	49,866,326

GAAP ratios:

Loss & LAE ratio	65.9%	73.0%	65.4%	75.7%
Other underwriting expense ratio	37.6%	30.0%	36.7%	31.0%
GAAP combined ratio	103.5%	103.0%	102.1%	106.7%

(1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Net operating income is net income less realized gains net of taxes associated with such gains.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS
	ENDED SEPTEMBER 30,

	2014	2014	2013	2013
	As Reported	Excluding Quota Share Surplus Relief	As Reported	Excluding Quota Share Surplus Relief
Net earned premium	$161,749	$164,033	$181,056	$214,146
Net losses & loss adjustment expenses(1)	106,658	107,901	132,247	145,620
Policy acquisition and other underwriting expenses	60,816	61,698	54,228	71,629
(Loss) from net earned premium	(5,725)	(5,566)	(5,419)	(3,103)
Net investment income	11,087	11,087	11,695	11,695
Profit from insurance operations	$5,362	$5,521	$6,276	$8,592

Net commissions and fees	$11,960	$11,960	$10,458	$10,458
General selling & administrative expenses	9,949	9,949	7,026	7,026
Profit from net commissions & fees	$2,011	$2,011	$3,432	$3,432

General corporate expense	$1,372	$1,372	$1,025	$1,025
Amortization expense	1,011	1,011	1,037	1,037
Goodwill impairment expense	-	-	-	-
Interest expense	3,506	3,506	3,581	3,581
Other expenses	$5,889	$5,889	$5,643	$5,643

Profit from insurance operations	$5,362	5,521	6,276	8,592
Profit from net commissions & fees	2,011	2,011	3,432	3,432
Other expenses	(5,889)	(5,889)	(5,643)	(5,643)
Net capital gains	2,973	2,973	675	675
Pretax Profit	$4,457	$4,616	$4,740	$7,056

Key ratios:
GAAP combined ratio	103.5%	103.4%	103.0%	101.4%
Accident year combined ratio(2)	103.7%	103.7%	99.2%	98.2%

(1) For the three months ended September 30, 2014 the change in loss estimates compared to 2013 was immaterial. The three months ended September 30, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $6.9 million.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

PR- 1614

PRESS RELEASE	PAGE 13

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE NINE MONTHS
	ENDED SEPTEMBER 30,

	2014	2014	2013	2013
	As Reported	Excluding Quota Share Surplus Relief	As Reported	Excluding Quota Share Surplus Relief
Net earned premium	$488,411	$511,123	$527,425	$651,058
Net losses & loss adjustment expenses(1)	319,508	331,136	399,434	464,959
Policy acquisition and other underwriting expenses	179,373	188,868	163,283	212,736
(Loss) from net earned premium	(10,470)	(8,881)	(35,292)	(26,637)
Net investment income	33,557	33,557	34,603	34,603
Profit (Loss) from insurance operations	23,087	24,676	(689)	7,966

Net commissions and fees	$33,349	$33,349	$28,631	$28,631
General selling & administrative expenses	25,196	25,196	18,950	18,950
Profit from net commissions & fees	8,153	8,153	9,681	9,681

General corporate expense	$4,420	$4,420	$3,301	$3,301
Amortization expense	2,959	2,959	3,146	3,146
Goodwill impairment expense	-	-	115,397	115,397
Interest expense	10,440	10,440	9,431	9,431
Other expenses	17,819	17,819	131,275	131,275

Profit (Loss) from insurance operations	$23,087	24,676	(689)	7,966
Profit from net commissions & fees	8,153	8,153	9,681	9,681
Other expenses	(17,819)	(17,819)	(131,275)	(131,275)
Net capital gains	9,252	9,252	3,860	3,860
Pretax Profit (Loss)	$22,673	$24,262	$(118,423)	$(109,768)

Key ratios:
GAAP combined ratio	102.1%	101.7%	106.7%	104.1%
Accident year combined ratio(2)	102.3%	101.9%	99.7%	98.4%

(1) The nine months ended September 30, 2014 include a decrease in net ultimate loss estimates for 2013 and prior accident years of $1.0 million and the nine months ended September 30, 2013 include an increase in net ultimate loss estimates for 2012 and prior accident years of $37.0 million.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.

PR- 1614